Exhibit 99.1

Mike Alfred joins Opendoor Board of Directors

SAN FRANCISCO, OCTOBER 29, 2026 – Opendoor Technologies Inc. (“Opendoor”) (Nasdaq: OPEN), the e-commerce platform for residential real estate, today announced that Mike Alfred, Founder and Managing Partner of Alpine Fox LP, has been appointed to its Board of Directors (“Board”), effective immediately. Mr. Alfred will also serve on the Nominating and Corporate Governance Committee of the Board.

“I’m excited to welcome Mike to our Board,” said Kaz Nejatian, Opendoor CEO, President and Board Director. “Mike is a builder who has founded and scaled technology companies, and he’s spent years as an investor thinking about how companies create long-term value. His perspective as an operator, investor and public company director will be incredibly valuable as we continue to make buying and selling a home simple and certain.”

“I’m honored to join Opendoor’s Board,” said Mr. Alfred. “Opendoor is tackling one of the largest and most important markets in the world. I look forward to working with Kaz, the Board and the management team to help build on the company’s momentum.”

Mr. Alfred is the Founder and Managing Partner of Alpine Fox LP, a private investment partnership and a shareholder of Opendoor. He has served on the board of directors of IREN Limited (Nasdaq: IREN), an AI data center developer and Bitcoin miner, since 2021, and of Bakkt Holdings, Inc. (NYSE: BKKT) since 2025. Previously, Mr. Alfred co-founded and served as Chief Executive Officer of Digital Assets Data, Inc., a financial technology and data company serving the digital asset ecosystem, until its sale to New York Digital Investment Group in 2020. Before that, he co-founded and served as Chief Executive Officer of BrightScope, Inc., a financial information company, from 2008 until its acquisition by Strategic Insight, Inc. in 2016. He then served as a Managing Director and member of Strategic Insight’s executive committee. Mr. Alfred also advises the Chief Executive Officer of Amenify Corporation, a real estate technology company, and serves on the boards of the privately held companies Eaglebrook Advisors and Wealthie Inc. He holds a B.A. in History from Stanford University.

About Opendoor

Opendoor exists to tilt the world in favor of homeowners by making homeownership simpler, faster, and fairer for everyone. Since 2014, Opendoor has given people a more convenient, more certain way to buy and sell a home, whether they already own or are working hard to become homeowners. Opendoor currently operates in markets across the U.S. For more information, please visit www.opendoor.com.

Contacts

Investors:
investors@opendoor.com

Media:
Contact Kaz on X @Nejatian